Exhibit 99

Contact:
Victor Chynoweth
206/701-2280
victorc@cray.com

CRAY INC. REPORTS THIRD QUARTER 2004 FINANCIAL RESULTS
Company Revises Full-Year 2004 Revenue Outlook

SEATTLE – November 4, 2004 – Global supercomputer leader Cray Inc. (Nasdaq NM: CRAY) today reported financial results for the third quarter ended September 30, 2004.

The Company reported third quarter revenue of $45.9 million, compared to $63.8 million in the same period last year, up sequentially from $21.7 million in the second quarter 2004. GAAP net loss for the period, including unusual items, was ($111.0) million, or ($1.27) per share, compared to net income of $8.5 million, or $.10 per diluted share, in the third quarter of 2003.

Unusual items for the third quarter totaled ($92.4) million, or ($1.06) per share. These items consisted of ($69.8) million related to recognition of a valuation allowance against a deferred tax asset, an ($8.0) million write-down of excess inventory, ($7.1) million of expense related to the previously announced restructuring, a ($5.3) million cost adjustment recognized on a fixed-price contract, ($1.3) million related to prepaid service, and the remainder related to supplier arrangement losses. Non-GAAP(1) net loss for the quarter was ($108.5) million, or ($1.24) per share. Non-GAAP net loss excludes $2.5 million in OctigaBay acquisition-related charges.

Gross margins were unusually low, with approximately 60% of product sales in the quarter attributable to engineering contracts, including Red Storm and Cascade. Service revenue during the quarter was $11.1 million, with increased margins of 37.9%, up from 35.1% in third quarter 2003. Excluding the prepaid service charge noted above, operating expense of $23.5 million was up from $20.4 million in the same period last year, and flat sequentially. Operating expense is expected to trend down over the next two quarters.

Despite the third quarter operating loss, the balance sheet remained strong, with $47.2 million of cash, cash equivalents and short-term investments at the end of the third quarter, up sequentially from $42.3 million in the second quarter; as well, the Company continues to carry no debt.

“We have restructured the Company, including the executive team, to focus on execution with the goal of returning Cray to profitability as rapidly as possible – the third quarter revenue improvement is a step in that direction,” said Jim Rottsolk, CEO of Cray Inc. “We are particularly excited about delivering the first quarter of Sandia’s Red Storm system and announcing general availability of both the Cray XT3TM and Cray XD1TM systems. With these

- more -

two new products, we have considerably expanded our addressable market and overall market opportunity – we have already announced a number of important wins around the world.”

Additionally, the Company announced that full-year 2004 revenue is now expected to be between $155 and $165 million, relative to the previously indicated 2004 revenue outlook of under $200 million. “While shipments of both the Cray XT3 and Cray X1E systems will start in this quarter, due to a parts availability issue with key components, we will not ship sufficient new systems in time to generate as much revenue as planned,” said Rottsolk.

“We are excited about Cray’s relative position in the market and the growth opportunity we have going forward. With launches of the Cray XD1 and Cray XT3 systems, we are again building momentum in the market. With the addition of the Cray X1E system, we will enter 2005 with the strongest HPC portfolio in the industry,” added Rottsolk.

Recent Highlights

•	Installed a major expansion of the Cray X1TM system at Oak Ridge National Laboratory, creating the largest Cray X1 system in the world.

•	Completed shipment of the first quarter of the Red Storm system at Sandia National Laboratory.

•	Introduced the Cray XT3 product, based on the Red Storm system. Announced advanced orders from Pittsburgh Supercomputing Center, Oak Ridge National Laboratory, and other undisclosed customers.

•	Announced Cray XD1 partnerships with a number of key software companies targeting the computer aided engineering marketplace. According to Rich Partridge, enterprise systems analyst at D.H. Brown Associates, “The Cray XD1 stands out from the competition. It’s no surprise that major ISVs are rapidly aligning themselves with Cray to exploit this innovative system for CAE applications.”

•	Announced several Cray XD1 customer wins around the world, including SAHA Institute for Nuclear Physics in India, Helmut Schmidt University, Pacific Northwest National Laboratory, Ohio Supercomputer Center, Alabama Supercomputer Authority, and Oak Ridge National Laboratory.

•	Added Sally G. Narodick and Stephen C. Richards to the Cray Board of Directors.

Investor Conference Call

Management will discuss results and the Company’s outlook followed by a question and answer session for investors today, November 4, 2004 at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time). The call in number is (800) 219-6110. International callers should dial (303) 205-0033. If you are unable to participate, a replay will be available from 4:00 p.m. Pacific Time November 4, 2004 for 48 hours. To access, dial (800) 405-2236, or (303) 590-3000 (international) – enter access code 11011208#. The conference call will be webcast live and archived for 180 days. To access the webcast go to the Investors section of the Cray website at http://investors.cray.com.

- more -

About Cray Inc.

As the global leader in high performance computing (HPC), Cray provides innovative supercomputing systems that enable scientists and engineers in government, industry and academia to meet both existing and future computational challenges. Building on years of experience in designing, developing, marketing and servicing the world’s most advanced supercomputers, Cray offers a comprehensive portfolio of HPC systems that deliver unrivaled sustained performance on a wide range of applications. Go to www.cray.com for more information.

(1)	All non-GAAP numbers have been adjusted to exclude certain items. A reconciliation of adjustments to GAAP results for this quarter is included in the table below “Non-GAAP Consolidated Condensed Statements of Operations.”

Safe Harbor Statement

This press release contains forward-looking statements. There are certain factors that could cause Cray’s execution plans to differ materially from those anticipated by the statements above. These include the technical challenges of developing high performance computing systems, fluctuating quarterly operating results, lower margins and earnings due to significant pricing pressure, government support and timing of supercomputer system purchases, the successful porting of application programs to Cray computer systems, reliance on third-party suppliers, Cray’s ability to keep up with rapid technological change, Cray’s ability to compete against larger, more established companies and innovative competitors, and general economic and market conditions. For a discussion of these and other risks, see “Factors That Could Affect Future Results” in Cray’s most recent Quarterly Report on Form 10-Q filed with the SEC.

###

Cray is a registered trademark, and Cray X1, Cray X1E, Cray XT3 and Cray XD1 are trademarks, of Cray Inc. All other trademarks are the property of their respective owners.

CRAY INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2003	2004	2003	2004
REVENUE:
Product	$49,014	$34,806	$122,250	$72,713
Service	14,831	11,118	47,484	37,056

Total revenue	63,845	45,924	169,734	109,769

OPERATING EXPENSES:
Cost of product revenue	25,707	46,052	67,707	75,089
Cost of service revenue	9,632	6,909	30,775	23,274
Research and development	10,533	12,190	28,371	32,553
Marketing and sales	6,727	8,267	18,433	24,076
General and administrative	3,164	4,386	7,702	11,220
Acquisition-related deferred compensation	—	2,195	—	4,234
In-process research and development charge	—	—	—	43,400
Restructuring costs	—	7,129	—	7,129

Total operating expenses	55,763	87,128	152,988	220,975

Income (loss) from operations	8,082	(41,204)	16,746	(111,206)
OTHER INCOME (EXPENSE), NET	307	91	1,031	(111)
INTEREST INCOME, NET	160	171	269	339

Income (loss) before income taxes	8,549	(40,942)	18,046	(110,978)
PROVISION FOR INCOME TAXES	86	70,057	528	58,368

Net income (loss)	$8,463	$(110,999)	$17,518	$(169,346)

Net income (loss) per common share:
Basic	$0.12	$(1.27)	$0.27	$(2.06)

Diluted	$0.10	$(1.27)	$0.23	$(2.06)

Weighted average shares outstanding:
Basic	70,307	87,236	65,404	82,013

Diluted	82,963	87,236	75,973	82,013

- more -

CRAY INC. AND SUBSIDIARIES

NON-GAAP CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Excluding adjustments itemized below
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2003	2004	2003	2004
REVENUE:
Product	$49,014	$34,806	$122,250	$72,713
Service	14,831	11,118	47,484	37,056

Total revenue	63,845	45,924	169,734	109,769

OPERATING EXPENSES:
Cost of product revenue	25,707	45,717	67,707	74,431
Cost of service revenue	9,632	6,909	30,775	23,274
Research and development	10,533	12,190	28,371	32,553
Marketing and sales	6,727	8,267	18,433	24,076
General and administrative	3,164	4,386	7,702	11,220
Restructuring costs	—	7,129	—	7,129

Total operating expenses	55,763	84,598	152,988	172,683

Non-GAAP income (loss) from	8,082	(38,674)	16,746	(62,914)
operations
OTHER INCOME (EXPENSE), NET	307	91	1,031	(111)
INTEREST INCOME, NET	160	171	269	339

Non-GAAP income (loss) before income taxes	8,549	(38,412)	18,046	(62,686)
PROVISION FOR INCOME TAXES	86	70,057	528	61,319

Non-GAAP Net income (loss)	$8,463	$(108,469)	$17,518	$(124,005)

Non-GAAP Net income (loss) per common share:
Basic	$0.12	$(1.24)	$0.27	$(1.51)

Diluted	$0.10	$(1.24)	$0.23	$(1.51)

Weighted average shares outstanding:
Basic	70,307	87,236	65,404	82,013

Diluted	82,963	87,236	75,973	82,013

An itemized reconciliation between net income (loss) on a GAAP basis and non-GAAP basis is as follows:
GAAP net income (loss)	$8,463	$(110,999)	$17,518	$(169,346)
Other costs and expenses:
Amortization of purchased intangibles	—	335	—	658
Acquisition-related deferred compensation	—	2,195	—	4,234
In-process research and development charge	—	—	—	43,400

Total non-GAAP adjustments to net income (loss)	—	2,530	—	48,292
Income tax effect	—	—	—	(2,951)
Non-GAAP net income (loss)	$8,463	$(108,469)	$17,518	$(124,005)

- more -

CRAY INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	December 31,	September 30,
	2003	2004
		(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$39,773	$44,154
Short term investments, available for sale	34,570	3,005
Accounts receivable, net of allowance of $1,125 in 2003 and $1,410 in 2004	48,474	27,926
Inventory	43,022	58,444
Prepaid expenses and other assets	18,932	9,944

Total current assets	184,771	143,473
Property and equipment, net	26,157	35,705
Service spares, net	4,925	3,553
Goodwill	13,344	54,024
Intangible assets	—	6,248
Deferred tax asset	58,595	761
Other assets	3,797	4,830

TOTAL	$291,589	$248,594

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$12,553	$23,803
Accrued payroll and related expenses	19,035	16,714
Other accrued liabilities	3,480	6,599
Deferred revenue	33,233	50,658
Warranty reserves	655	—

Total current liabilities	68,956	97,774
Shareholders’ equity:
Common stock, par $.01 - Authorized, 150,000,000 shares; issued and outstanding, 72,601,016 and 85,391,301 shares, respectively	312,646	403,939
Exchangeable shares, no par value, unlimited shares authorized, 1,999,416 shares outstanding	—	14,616
Deferred compensation	(105)	(10,698)
Accumulated other comprehensive income (loss)	(807)	1,410
Accumulated deficit	(89,101)	(258,447)

	222,633	150,820

TOTAL	$291,589	$248,594

###